Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports First Quarter 2006 Results and

Provides Clinical Update

San Diego, CA, May 4, 2006 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the three months ended March 31, 2006 and provided an update on its ongoing clinical initiatives. CryoCor continues to analyze the results of the pivotal trial for atrial flutter, or AFL, to determine whether to amend its application for pre-market approval, or PMA, for the treatment of AFL. CryoCor also reported that enrollment in its pivotal trial for the treatment of atrial fibrillation, or AF, had increased to 118 patients as of May 2, 2006, and expects to complete enrollment during the second half of 2006.

Clinical Update

In February 2006, CryoCor reported that the Company received a letter from the U.S. Food and Drug Administration, or FDA, that the Company’s Cardiac Cryoablation System was not approvable for the treatment of AFL at present. The FDA stated that the data presented did not meet the FDA’s chronic efficacy criteria. Since receiving the letter from the FDA, CryoCor has engaged external regulatory consultants to assist with its efforts to reanalyze the clinical data and to advise CryoCor on a potential amendment to its PMA based on a different analysis of chronic efficacy. CryoCor has also retained independent physicians in the field of electrophysiology to review the clinical data for all patients treated in its pivotal trial to independently determine the success of each procedure. CryoCor intends to request a meeting with the FDA to discuss CryoCor’s strategy and its progress in reanalyzing its data set for the purposes of determining chronic efficacy. The timeline for filing an amendment, if at all, is unknown. In addition, there can be no assurance that CryoCor will amend its PMA, or if it does, that it will be approved by the FDA.

CryoCor’s AF pivotal trial is currently enrolling at a pace of approximately 5-10 patients per month. Enrollment has slowed since February; however the Company believes that at its existing enrollment rate, enrollment will be completed in the second half of 2006.

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Revenues for the three months ended March 31, 2006 were $113,000 compared to $329,000 for the same period in 2005. The decrease was due to the reduced sales activities in Europe associated with the ongoing restructuring and closure of the Company’s German subsidiary. The decreased level of sales activity is anticipated to recur for the foreseeable future and the Company anticipates that it will enter additional markets in Europe only in the event that its product is approved in the United States. As of March 31, 2006, the Company has deferred revenue of $294,000 related to product shipped to hospitals that have not yet met the Company’s revenue recognition criteria.

Cost of sales for the three months ended March 31, 2006 were $763,000 compared to $723,000 for the same period in 2005. Cost of sales primarily consists of materials, labor and overhead costs associated with the manufacturing and warranty of CryoCor products. The majority of the costs is associated with operating the Company’s manufacturing facility at less than full capacity and is consistent with the previous period.

Research and development expenses for the three months ended March 31, 2006 were $1.5 million compared to $1.7 million for the same period in 2005. The decrease for the quarter ended March 31, 2006 of $200,000 was due to lower personnel costs and non-cash stock-based compensation in 2006 due to decreased headcount, which was partially offset by increased costs associated with the Company’s clinical activities as it continues to enroll patients in its AF pivotal trial.

General and administrative expenses for the three months ended March 31, 2006 were $2.1 million compared to $1.5 million for the same period in 2005. The increase for the quarter ended March 31, 2006 of $600,000 was primarily due to compensation costs, both cash and non-cash, and general increased costs associated with being a public company.

The loss from operations for the three months ended March 31, 2006 was $4.3 million compared to $3.6 million for the same period in 2005. The net loss attributable to common stockholders for the three months ended March 31, 2006 was $4.3 million compared to $5.0 million for the same period in 2005.

Included in the net loss attributable to common stockholders for the quarter ended March 31, 2005 were dividends and accretion to redemption value of Series D redeemable convertible preferred stock as well as cumulative dividends on Series C convertible preferred stock of $1.4 million. Basic and diluted net loss per share for the three months ended March 31, 2006 was $0.40. Cash, cash equivalents and short-term investments were $26.8 million as of March 31, 2006.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of AF and AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, the Company has conducted a pivotal trial for the treatment of AFL and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor is evaluating its ability to amend the PMA. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to CryoCor’s proposed amendment to its PMA for AFL including CryoCor’s timing and whether it will be able meet with the FDA regarding the reanalysis of the applicable data set, its expectations for completing enrollment in its AF pivotal trial, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to reduce its cash burn as much as it anticipates within the timeframes it anticipates and otherwise meet its financial guidance, access additional financing when and to the extent necessary and obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating AFL and AF within its anticipated timeframes, if at all; risks associated with the Company’s ability to complete enrollment in its AF pivotal trial and submit a PMA for AF; risks associated with the Company’s ability to amend its PMA for AFL and ultimately receive approval from the FDA for the use of its Cryoablation System to treat AFL; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except shares and per share amounts)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,911	$10,583
Short-term investments	19,841	20,363
Inventories, net	1,023	718
Other current assets	778	856

Total current assets	28,553	32,520
Property and equipment, net	717	680
Other assets	249	244

Total assets	$29,519	$$33,444

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$261	$488
Accrued liabilities	1,820	1,936
Deferred revenue	294	205
Capital lease obligation, current portion	—	2

Total current liabilities	2,375	2,631
Long-term debt	6,642	6,570
Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized; 10,754,977 and 10,643,999 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	11	11
Additional paid-in capital	94,653	99,089
Accumulated other comprehensive income	69	67
Deferred stock compensation	—	(4,964)
Accumulated deficit	(74,231)	(69,960)

Total stockholders’ equity	20,502	24,243

Total liabilities and stockholders’ equity	$29,519	$33,444

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended March 31,
	2006	2005
	(Unaudited)
Product sales	$113	$329
Operating expenses:
Cost of sales(1)	763	723
Research and development(1)	1,531	1,684
Selling, general and administrative(1)	2,131	1,493

Total costs and expenses	4,425	3,900

Loss from operations	(4,312)	(3,571)

Interest income	311	20
Interest expense	(270)	(89)

Net loss	(4,271)	(3,640)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,328)
Cumulative dividends on Series C preferred stock	—	(59)

Net loss attributable to common stockholders	$(4,271)	$(5,027)

Basic and diluted net loss per share attributable to common stockholders	$(0.40)	$(71.12)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,661	71

(1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$89	$26
Research and development	100	164
Selling, general and administrative	266	201

	$455	$391